Exhibit 99.4

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name as a Director Nominee in the registration statement on Form S-11, and any amendments thereto, to be filed by Apollo Realty Income Solutions, Inc.

/s/ Philip Mintz
Name: Philip Mintz

Dated: April 18, 2022